Exhibit 99.1

Equinix Investor Relations Contact:	Equinix Media Contact:
Jason Starr	David Fonkalsrud
Equinix, Inc.	K/F Communications, Inc.
(650) 513-7402	(415) 255-6506
jstarr@equinix.com	dave@kfcomm.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES PRICING OF OFFERING OF CONVERTIBLE

SUBORDINATED NOTES DUE 2012

Foster City, CA — March 27, 2007 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, announced today that it has entered into an agreement to sell $220 million aggregate principal amount of unsecured 2.50% Convertible Subordinated Notes due 2012. Equinix also has granted the underwriters an over-allotment option to purchase up to $30 million aggregate principal amount of additional notes on the same terms and conditions.

Under certain circumstances, the notes will be convertible into Equinix common stock at an initial conversion rate of 8.9259 shares per $1,000 principal amount of notes, subject to adjustment. This conversion rate is equivalent to an initial conversion price of approximately $112.03 per share. This represents a 30% premium to the last reported sale price of Equinix’s common stock on the NASDAQ Global Select Market on March 27, 2007.

Upon conversion, holders will receive, at Equinix’s election, cash, shares of common stock or a combination of cash and shares of common stock. Equinix currently intends to settle any conversion of notes in cash up to 100% of the principal amount of the notes, with any remaining amount to be satisfied in cash, shares of common stock, or a combination of cash and shares of common stock.

The Company intends to use the net proceeds from the offering for general corporate purposes including the funding of the Company’s expansion activities and working capital requirements.

Citigroup Corporate and Investment Banking is acting as the sole book-running manager of the offering. Credit Suisse Securities (USA) LLC and Jefferies & Company, Inc. are co-managers of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, Tel: (718) 765-6732 or Fax: (718) 765-6734.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include those described in the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof, as well as periodic reports filed with the Commission. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.